SETTLEMENT AGREEMENT AND MUTUAL RELEASE

      WHEREAS, Bristol Investment Fund, Ltd. ("Plaintiff") entered into a Securities Purchase Agreement with SmarTire Systems, Inc. ("SMTR") on or about December 24, 2003; and

      WHEREAS, pursuant to the Securities Purchase Agreement, Plaintiff purchased a convertible debenture from SMTR (the "Debenture"), which Debenture was in the original principal amount of $350,000; and

      WHEREAS, as of April 1, 2005, the outstanding balance on the Debenture was approximately $92,000, subject to conversion at $0.028 per share (the "Conversion Price").

      WHEREAS, Plaintiff commenced an action in the Supreme Court of New York, New York, against SMTR, Index No. 601442/05 (the "Action") and SMTR asserted counterclaims in the Action; and

      WHEREAS, the parties to the Action are now desirous of resolving their differences without further litigation;

      IT IS HEREBY AGREED, by and between the parties hereto, for good and valuable consideration, as of the 5th day of January 2006, as follows:

      1. Consideration. The parties agree as follows:

            A. SMTR shall deliver to Plaintiff's counsel upon the signing of this Agreement: (i) 2,000,000 shares of common stock of SMTR (the "Shares") in certificates of 1,000,000 shares each, representing a partial exercise of the Debenture at the Conversion Price; (ii) a bank check in the amount of $228,000 payable to "Bristol Investment Fund, Ltd." (representing $250,000, less $22,000 in Canadian withholding tax) as payment of the balance of the Debenture and for other good and valuable consideration set forth herein; and (iv) an executed Stipulation of Discontinuance with prejudice in the form attached as Exhibit A. No later than January 31, 2006, SMTR shall transmit to Plaintiff, a receipt for the withholding tax in the amount of $22,000 in form suitable for filing with the IRS, sent to plaintiff at Bristol Capital Advisors, LLC, 10990 Wilshire Boulevard, Suite 1410, Los Angeles, California 90024. SMTR represents and warrants that the Shares are fully paid and validly issued, are free and clear of all liens, claims or encumbrances, and are freely tradeable in the public markets.

                  B. In exchange for the consideration set forth in 1(A), Plaintiff hereby agrees to deliver to SMTR an executed Stipulation of Discontinuance in the form attached as Exhibit A. Plaintiff further agrees that: (i) no sale of the Shares shall be made before January 16, 2006; and (ii) no more than 1,000,000 of the Shares may be sold before February 16, 2006. Plaintiff further acknowledges that the Debenture has been paid in full and no further sums are due thereunder.

      2. Mutual General Release. Expressly conditioned upon timely completion of the delivery requirements set forth under Section 2 above, the Parties, each for themselves, their respective Boards of Directors, officers, shareholders, members, managing members, assigns, employees, agents, predecessors, heirs, executors, and administrators, successors, subsidiary entities, former entities, attorneys, and any others claiming under or through them, both past and present, do hereby release and forever discharge each other, and each of the others' Boards of Directors, officers, shareholders, members, managing members, assigns, employees, agents, managers, predecessors, successors, heirs, executors, and administrators, subsidiary entities, affiliates former entities, attorneys, and all others acting by, through, under, or in concert with the other, and each of them, from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts (express, implied in fact, or implied by law), agreements, promises, liabilities, claims, set offs, rights and claims for indemnity and/or contribution, refunds, overpayments, demands, damages, losses, costs, or expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which each now has or may hereafter have by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any matters that or might have been in any way raised, by complaint, cross-complaint or otherwise. Notwithstanding the above, or any other provisions of this instrument, this Agreement shall not affect, discharge, or release any claims, known or unknown, which arise from or relate to the rights or obligations of the parties hereto, whether presently existing or subsequently accruing, with respect to the obligations created by or arising out of the provisions of this Agreement.

      3. Waiver of Rights Under California Civil Code ss.1542. Except as set forth herein, the Parties hereto further agree, covenant, represent and warrant that they intend to and do hereby waive and relinquish any and all rights and benefits conferred on them by any statutory or decisional authorities which would otherwise preclude release of unknown claims, including without limitation, those conferred by the provisions of Section 1542 of the California Civil Code.

      EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL WITH RESPECT TO, AND IS FAMILIAR WITH, THE PROVISIONS OF CALIFORNIA CIVIL CODE
SECTION 1542, WHICH PROVIDES AS FOLLOWS:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      EACH PARTY BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT THE PARTY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

      In waiving the provisions above, the Parties hereto hereby acknowledge that they may hereafter discover facts in addition to or different from those they now believe to be true with respect to the subject matter of the dispute and other matters herein released, and may incur damages as a consequence of or suffer from claims that were unknown or unanticipated at the time this Agreement was executed but agree that they have taken that possibility into account in determining the amount of consideration to be given under this Agreement and that the general releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts, or incurring of damages or suffering from claims, of which the Parties expressly assume the risk. Each party acknowledges that he is assuming the risk of such unknown and unanticipated claims and agrees that this Agreement applies to unknown claims.

      4. Attorney Advice. Each of the Parties warrant and represent that in executing this Agreement, such Party has relied on legal advice from the attorney of its choice, that the terms of this Settlement Agreement and Mutual Release and its consequences have been completely read and explained to such Party by that attorney, and that such Party fully understands the terms of this Agreement.

      5. No Representations. Each of the Parties acknowledge and represent that, in executing this Agreement, such Party has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth in a written agreement.

      6. Disputed Claim. This Agreement pertains to disputed claims and does not constitute an admission of liability or wrongdoing by any Party for any purpose.

      7. Covenant Re Assignment. The Parties represent and warrant that it/they are the sole and lawful owner of all right, title and interest in and to every claim and other matter which each purports to release herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, association, corporation or other entity, any right, title or interest in any such claim or other matter. In the event that such representation is false, and any such claim or matter is asserted against any party hereto (and/or the successor of such party) by any party or entity who is the assignee or transferee of such claim or matter, the Party shall fully indemnify, defend and hold harmless the party against who such claim or matter is asserted (and its successors) from and against such claim or matter and from all actual costs, demands, fees, expenses, liabilities, and damages which that party (and/or its successors) incurs as a result of the assertion of such claim or matter. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by a party under this indemnity.

      8. Covenant Re Authority to Bind Parties. Each party executing this Agreement represents and warrants to the other parties that the individual executing this Agreement on behalf of each party has the power and authority to execute this Agreement and to bind the party to the terms and conditions of this Agreement by executing this Agreement.

      9. Survival of Warranties. The representations and warranties contained in this Agreement are deemed to and do survive the execution hereof.

      10. Modifications. This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the parties to be charged with such modification.

      11. Agreement Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

      12. Attorney's Fees. All parties hereto agree to pay their own costs and attorneys' fees except as follows:

            A. In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing party shall recover all of such party's attorneys' fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

            B. As used herein, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services.

      13. Forum. All parties consent to the exclusive jurisdiction of the Courts of New York located in New York County in connection with any dispute relating to this Agreement; all parties further agree to accept service of process by overnight courier in any such suit, to waive any defense based upon an inconvenient forum, and to waive any right to a trial by jury. This Agreement is governed by New York law.

      14. Counterparts and Facsimile Execution. This Agreement may be executed in one or more counterparts or by facsimile, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.


                                        BRISTOL INVESTMENT FUND,  LTD

                                        By: /s/Paul Kessler
                                            ------------------------------------
                                            Name:  Paul Kessler
                                            Title: Director


                                        SMARTIRE SYSTEMS, INC.

                                        By: /s/Jeff Finkelstein
                                            ------------------------------------
                                            Name:  Jeff Finkelstein
                                            Title: Chief Financial Officer

                                    Exhibit A

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

--------------------------------------------------------
BRISTOL INVESTMENT FUND, LTD.                                Index No. 601442/05

                                            Plaintiffs,
                                                             I.A.S. Pt. 56

                          - against-

                                                             Justice Lowe

SMARTIRE SYSTEMS, INC.                                       STIPULATION OF
                                                             DISCONTINUANCE
                                                             --------------
                                             Defendant.
--------------------------------------------------------

      IT IS HEREBY STIPULATED AND AGREED by the attorneys for the parties hereto that:

      1. All claims, counterclaims and defenses that were or might have been asserted herein are hereby dismissed with prejudice with each party to its own costs, expenses and attorneys fees.

      2. No party hereto is an infant, incompetent person for whom a committee or conservatee has been appointed and no person not a party hereto has an interest herein.

Dated:  December __, 2005

OLSHAN GRUNDMAN FROME                        GREENBERG TRAURIG
ROSENZWEIG & WOLOSKY LLP

By: /s/ Thomas Fleming                       By: /s/Eric Tunis
    ------------------------------               -------------------------------
     Thomas J. Fleming                           Eric Tunis
     Attorneys for Plaintiff                     Attorney for Defendant
     505 Park Avenue                             200 Campus Drive
     New York, New York 10022                    Florham Park, NJ 07932
     (212) 753-7200                              (973) 360-7956


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